(a)(58)

AMENDMENT NO. 48 TO TRUST INSTRUMENT OF

VOYA FUNDS TRUST

Amendment of Mandatory Trustee Retirement Age

Effective: November 25, 2019

THIS AMENDMENT NO. 48 TO THE TRUST INSTRUMENT OF VOYA FUNDS TRUST (“VFT”), a Delaware statutory trust, dated July 30, 1998, as amended (the “Trust Instrument”), reflects resolutions adopted by the Board of Trustees (the “Trustees”) of VFT on November 21, 2019, with respect to amending Article III, Section 3.3, as amended, to remove the mandatory retirement age requirement for the Trustees, acting pursuant to the Trust Instrument, including Article XI, Section 11.8 of VFT’s Trust Instrument.  The resolutions serve to amend Article III, Section 3.3, as amended, of VFT’s Trust Instrument to remove the mandatory retirement age requirement for the Trustees, effective November 25, 2019.

VOYA FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Theresa K. Kelety, Assistant Secretary of Voya Funds Trust (“VFT”), do hereby certify that the following is a true copy of resolutions duly adopted by the Board of Trustees (the “Trustees”) of VFT at a meeting held on November 21, 2019 with regard to amending Article III, Section 3.3, as amended, of VFT’s Trust Instrument to remove the mandatory retirement age requirement for the Trustees of VFT, effective November 25, 2019:

RESOLVED, that pursuant to the Trust Instrument of Voya Funds Trust (“VFT”), including Article XI, Section 11.8 of VFT’s Trust Instrument, Article III, Section 3.3 of VFT’s Trust Instrument is hereby deleted in its entirety and replaced with the following:

Section 3.3            Term of Office of Trustees.  The Trustees shall hold office during the lifetime of this Trust, and until its termination as herein provided; except (a) that any Trustee may resign his trust by written instrument signed by him and delivered to the other Trustees, which shall take effect upon such delivery or upon such later date as is specified therein; (b) that any Trustee may be removed at any time by written instrument, signed by at least two-thirds of the number of Trustees prior to such removal, specifying the date when such removal shall become effective; (c) that any Trustee who requests in writing to be retired or who has died, become physically or mentally incapacitated by reason of disease or otherwise, or is otherwise unable to serve, may be retired by written instrument signed by a majority of the other Trustees, specifying the date of his retirement; and (d) that a Trustee may be removed at any meeting of the Shareholders of the Trust by a vote of Shareholders owning at least two-thirds of the outstanding Shares.

FURTHER RESOLVED, that this amendment to VFT’s Trust Instrument, together with such modifications that the officers of VFT, with the advice of counsel, and subject to review by counsel to the Trustees who are not “interested persons” as defined in the Investment Company Act of 1940, as amended, may deem necessary or desirable, be, and it hereby is, approved;

FURTHER RESOLVED, that this amendment to VFT’s Trust Instrument shall become effective on November 25, 2019; and

FURTHER RESOLVED, that the officers of VFT, be, and each hereby is, authorized, with the advice of counsel, to take any and all such actions they determine, in their discretion, to be necessary or desirable to carry out the purpose of the foregoing resolutions.

	By:	/s/ Theresa K. Kelety
Theresa K. Kelety
Assistant Secretary

Dated: November 25, 2019